Exhibit 99.1

MBIA Inc. Full Year and Fourth Quarter 2019 Financial Results

PURCHASE, N.Y.—(BUSINESS WIRE)—MBIA Inc. (NYSE:MBI) (the Company) today reported a consolidated GAAP net loss of $359 million, or $(4.43) per diluted common share, for 2019 compared to a consolidated GAAP net loss of $296 million, or $(3.33) per diluted common share, for 2018. The adverse comparison largely results from increased loss and loss adjustment expenses (LAE) and higher other-than-temporary investment loss, partially offset by gains on asset sales of Puerto Rico investments owned by National in 2019, prior year losses associated with the deconsolidation of certain variable interest entities of MBIA Insurance Corporation and favorable net changes on insured derivatives for MBIA Insurance Corporation. Losses and LAE increased at MBIA Insurance Corporation (MBIA Corp.), primarily related to reduced recoveries on paid claims for CDO transactions. The other-than-temporary investment loss resulted primarily from impairments on salvage received related to loss recoveries on a National Public Finance Guarantee Corporation (National) credit not related to Puerto Rico. National’s gains on asset sales included uninsured Puerto Rico bonds held in National’s investment portfolio and uninsured COFINA bonds held in the National COFINA Trust, which is reported in consolidated variable interest entities.

Book value per share was $10.40 as of December 31, 2019 compared with $12.46 as of December 31, 2018. The decrease in book value per share during 2019 was mainly due to the consolidated net loss for the year, partially offset by reduced share count from National’s purchase of MBIA common shares.

The Company also reported an Adjusted Net Loss (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) of $17 million or $(0.21) per diluted common share for 2019 compared with an Adjusted Net Loss of $38 million or $(0.42) per diluted common share for 2018. The favorable comparison for 2019 was primarily due to lower losses and loss adjustment expenses at National primarily related to its Puerto Rico exposures, partially offset by lower premiums earned at National.

Adjusted Net Income (Loss) provides investors with views of the Company’s operating results that management uses in measuring financial performance. Reconciliations of Adjusted Net Income (Loss) to net income, calculated in accordance with GAAP, are also attached.

Statement from Company Representative

Bill Fallon, MBIA’s Chief Executive Officer noted, “We are pleased that National’s COFINA exposure was favorably resolved and eliminated during 2019. Progress on resolving our remaining Puerto Rico exposures remains challenging and is our highest priority. We also believe that purchasing MBIA common shares at favorable prices continues to be a reliable way to enhance shareholder value.”

Fourth Quarter Results

The Company recorded a consolidated GAAP net loss of $243 million, or $(3.21) per diluted common share, for the fourth quarter of 2019 compared with a consolidated net loss of $7 million, or $(0.08) per diluted common share, for the fourth quarter of 2018. The greater loss this year was primarily due to adverse losses and loss adjustment expenses for both National, related to its Puerto Rico exposures, and MBIA Corp., primarily related to reduced recoveries on paid claims for CDO transactions.

The Company reported an Adjusted Net Loss for the fourth quarter of 2019 of $95 million or $(1.25) per share compared with Adjusted Net Income of $106 million or $1.20 per share for the fourth quarter of 2018. The unfavorable comparison for the year-over-year quarters was mostly due to greater losses and loss adjustment expenses at National primarily related to its Puerto Rico exposures. The benefit of losses and loss adjustment expenses for the fourth quarter of 2018 was primarily due to lower discounting rates, which increased the value of recoveries associated with insured loss payments.

MBIA Inc.

As of December 31, 2019, MBIA Inc.’s liquidity position totaled $375 million consisting primarily of cash and cash equivalents and liquid invested assets. During the fourth quarter of 2019, MBIA Inc. received $134 million of dividend proceeds from National.

During the fourth quarter of 2019, National purchased 0.8 million of MBIA Inc. common shares at an average price of $9.25 per share. Subsequent to year-end, National purchased another 3.0 million shares of MBIA Inc. stock at an average price of $9.18 per share. As of February 20, 2020, there was $74 million remaining under the Company’s $250 million share repurchase authorization that was approved on November 3, 2017 and 76.5 million of the Company’s common shares were outstanding.

National Public Guarantee Financial Corporation

National had statutory capital of $2.4 billion and claims-paying resources totaling $3.5 billion as of December 31, 2019. National’s total fixed-maturity investments plus cash and cash equivalents had a total book/adjusted carrying value of $2.5 billion as of December 31, 2019. National’s insured portfolio declined by $2 billion during the quarter, ending the quarter with $49 billion of gross par outstanding. National ended 2019 with a leverage ratio of gross par to statutory capital of 21 to 1, down from 23 to 1 as of year-end 2018.

MBIA Insurance Corporation

The statutory capital of MBIA Insurance Corporation as of December 31, 2019 was $476 million and claims-paying resources totaled $1.2 billion. As of December 31, 2019, MBIA Insurance Corporation’s liquidity position (excluding resources from its subsidiary and branch) totaled $124 million consisting primarily of cash and cash equivalents and liquid short-term invested assets.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Friday, February 28, 2020 at 8:00 AM (ET) to discuss its full year and fourth quarter 2019 financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 7598262. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the conference call will become available approximately two hours after the completion of the call on February 28 and will remain available until 11:59 p.m. on March 13 by dialing (800) 585-8367 in the U.S. or (404) 537-3406 from outside the U.S. The code for the replay of the call is 7598262. In addition, a recorded replay of the call will become available on the Company’s website approximately two hours after the completion of the call.

Forward-Looking Statements

This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,, “anticipate,” “project,” “plan,” “expect,” “estimate,” “intend,” “will,” “will likely result,” “looking forward,” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other factors, the possibility that MBIA Inc. or National will experience increased credit losses or impairments on public finance obligations issued by state, local and territorial governments and finance authorities that are experiencing unprecedented fiscal stress; the possibility that loss reserve estimates are not adequate to cover potential claims; MBIA Inc.’s or National’s ability to fully implement their strategic plan; and changes in general economic and competitive conditions. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying MBIA Inc.’s or National’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which may be updated or amended in MBIA Inc.’s subsequent filings with the Securities and Exchange Commission. MBIA Inc. and National caution readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. National and MBIA Inc. undertake no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Purchase, New York is a holding company whose subsidiaries provide financial guarantee insurance for the public and structured finance markets. Please visit MBIA’s website at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why the Company believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Net Income (Loss): Adjusted Net Income (Loss) is a useful measurement of performance because it measures income from the Company excluding its international and structured finance insurance segment, comprising the results of MBIA Corp. which given its capital structure and business prospects, we do not expect its financial performance to have a material impact on MBIA Inc. Also excluded from Adjusted Net Income (Loss) are investment portfolio realized gains and losses, gains and losses on financial instruments at fair value and foreign exchange, and realized gains and losses on extinguishment of debt. Adjusted Net Income (Loss) eliminates the tax provision (benefit) as a result of a full valuation allowance against the Company’s net deferred tax asset. Trends in the underlying profitability of the Company’s businesses can be more clearly identified without the fluctuating effects of the excluded items previously noted. Adjusted Net Income (Loss) as defined by the Company does not include all revenues and expenses required by GAAP. Adjusted Net Income (Loss) is not a substitute for and should not be viewed in isolation from GAAP net income.

Adjusted Net Income (Loss) per share represents that amount of Adjusted Net Income (Loss) allocated to each fully diluted weighted-average common share outstanding for the measurement period.

MBIA management further adjusts Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share by removing the impact of our U.S. public finance insurance segment VIE consolidations. GAAP requires the Company to consolidate certain VIEs that have issued debt obligations insured by the Company. However, since the Company does not own such VIEs, management uses certain measures that remove the impact of VIE consolidations for our U.S. public finance insurance segment in order to reflect financial exposure limited to its financial guaranty contracts.

Book value adjustments: Management adjusts GAAP book value to remove the book value of MBIA Corp. and for certain items which the Company believes will reverse from GAAP book value through GAAP earnings and comprehensive income, as well as add in the impact of certain items which the Company believes will be realized in GAAP book value in future periods. The Company has limited such adjustments to those items that it deems to be important when measuring financial performance and for which the likelihood and amount can be reasonably estimated. The following provides a description of management’s adjustments to GAAP book value:

•

Negative Book value of MBIA Corp. – We remove the negative book value of MBIA Corp. based on our view that given MBIA Corp.’s current financial condition, the regulatory regime in which it operates, the priority given to its policyholders, surplus note holders and preferred stock holders with respect to the distribution of assets, and its legal structure, it is not and will not likely be in a position to upstream any economic benefit to MBIA Inc. Further, MBIA Inc. does not face any material financial liability arising from MBIA Corp.

•

Net unrealized (gains) losses on available-for-sale (“AFS”) securities excluding MBIA Corp. – We remove net unrealized gains and losses on AFS securities recorded in accumulated other comprehensive income since they will reverse from GAAP book value when such securities mature. Gains and losses from sales and OTTI of AFS securities are recorded in book value through earnings.

•

Net unearned premium revenue in excess of expected losses of National - We include net unearned premium revenue in excess of expected losses. Net unearned premium revenue in excess of expected losses consists of the financial guarantee unearned premium revenue of National in excess of expected insurance losses, net of reinsurance and deferred acquisition costs. In accordance with GAAP, a loss reserve on a financial guarantee policy is only recorded when expected losses exceed the amount of unearned premium revenue recorded for that policy. As a result, we only add to GAAP book value the amount of unearned premium revenue in excess of expected losses for each policy in order to reflect the full amount of our expected losses. The Company’s net unearned premium revenue will be recognized in GAAP book value in future periods, however, actual amounts could differ from estimated amounts due to such factors as credit defaults and policy terminations, among others.

•

Gain (loss) related to National VIE consolidations – We remove the impact of VIE consolidations by National. GAAP requires the Company to consolidate certain VIEs as a result of the Company’s insurance policies. However, since the Company does not own such VIEs, management uses certain measures adjusted to remove the impact of VIE consolidations for National in order to reflect financial exposure limited to its financial guaranty contracts.

Claims-paying Resources (CPR): CPR is a key measure of the resources available to National and MBIA Corp. to pay claims under their respective insurance policies. CPR consists of total financial resources and reserves calculated on a statutory basis. CPR has been a common measure used by financial guarantee insurance companies to report and compare resources and continues to be used by MBIA’s management to evaluate changes in such resources. The Company has provided CPR to allow investors and analysts to evaluate National and MBIA Corp. using the same measure that MBIA’s management uses to evaluate their resources to pay claims under their respective insurance policies. There is no directly comparable GAAP measure.

Leverage Ratio: Gross Par Outstanding divided by Statutory Capital (Policyholders’ Surplus plus Contingency Reserve).

Contacts

MBIA Inc.

Greg Diamond, 914-765-3190

Investor and Media Relations

greg.diamond@mbia.com

MBIA INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions except share and per share amounts)

	December 31, 2019	December 31, 2018
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $2,705 and $3,601)	$2,820	$3,565
Investments carried at fair value	209	222
Investments pledged as collateral, at fair value (amortized cost $15 and $46)	10	43
Short-term investments, at fair value (amortized cost $423 and $241)	423	241
Other investments at amortized cost	—	1

Total investments	3,462	4,072
Cash and cash equivalents	75	222
Premiums receivable	249	296
Deferred acquisition costs	60	74
Insurance loss recoverable	1,694	1,595
Other assets	115	122
Assets of consolidated variable interest entities:
Cash	8	58
Investments held-to-maturity, at amortized cost (fair value $892 and $925)	890	890
Investments carried at fair value	83	157
Loans receivable at fair value	136	172
Loan repurchase commitments	486	418
Other assets	26	31

Total assets	$7,284	$8,107

Liabilities and Equity
Liabilities:
Unearned premium revenue	$482	$587
Loss and loss adjustment expense reserves	901	965
Long-term debt	2,228	2,249
Medium-term notes (includes financial instruments carried at fair value of $108 and $102)	680	722
Investment agreements	304	311
Derivative liabilities	175	199
Other liabilities	136	198
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried at fair value of $403 and $480)	1,539	1,744

Total liabilities	6,445	6,975

Equity:
Preferred stock, par value $1 per share; authorized shares—10,000,000; issued and outstanding—none	—	—
Common stock, par value $1 per share; authorized shares—400,000,000; issued shares—283,433,401 and 283,625,689	283	284
Additional paid-in capital	2,999	3,025
Retained earnings	607	966
Accumulated other comprehensive income (loss), net of tax of $8 and $8	(2)	(156)
Treasury stock, at cost—204,000,108 and 193,803,976 shares	(3,061)	(3,000)

Total shareholders’ equity of MBIA Inc.	826	1,119
Preferred stock of subsidiary	13	13

Total equity	839	1,132

Total liabilities and equity	$7,284	$8,107

MBIA INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions except share and per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Revenues:
Premiums earned:
Scheduled premiums earned	$16	$18	$68	$114
Refunding premiums earned	4	6	17	48

Premiums earned (net of ceded premiums of $1, $1, $5 and $5)	20	24	85	162
Net investment income	25	34	114	130
Fees and reimbursements	—	2	1	25
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured derivatives	—	(7)	(10)	(56)
Unrealized gains (losses) on insured derivatives	2	(5)	25	31

Net change in fair value of insured derivatives	2	(12)	15	(25)
Net gains (losses) on financial instruments at fair value and foreign exchange	12	(35)	52	(17)
Net investment losses related to other-than-temporary impairments:
Other-than-temporary impairments recognized in accumulated other comprehensive income (loss)	(30)	(2)	(67)	(5)

Net investment losses related to other-than-temporary impairments	(30)	(2)	(67)	(5)
Net gains (losses) on extinguishment of debt	—	—	(1)	3
Other net realized gains (losses)	2	—	4	—
Revenues of consolidated variable interest entities:
Net investment income	4	10	34	35
Net gains (losses) on financial instruments at fair value and foreign exchange	(7)	(4)	105	25
Other net realized gains (losses)	—	(45)	(62)	(171)

Total revenues	28	(28)	280	162
Expenses:
Losses and loss adjustment	153	(114)	242	63
Amortization of deferred acquisition costs	2	3	11	20
Operating	24	14	92	71
Interest	47	51	201	206
Expenses of consolidated variable interest entities:
Operating	3	3	9	11
Interest	19	24	82	87

Total expenses	248	(19)	637	458

Income (loss) before income taxes	(220)	(9)	(357)	(296)
Provision (benefit) for income taxes	23	(2)	2	—

Net income (loss)	$(243)	$(7)	$(359)	$(296)

Net income (loss) per common share:
Basic	$(3.21)	$(0.08)	$(4.43)	$(3.33)
Diluted	$(3.21)	$(0.08)	$(4.43)	$(3.33)
Weighted average number of common shares outstanding:
Basic	75,675,241	88,829,193	81,014,285	89,013,711
Diluted	75,675,241	88,829,193	81,014,285	89,013,711

ADJUSTED NET INCOME (LOSS) RECONCILIATION(1)

(In millions except per share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net income (loss)	$(243)	$(7)	$(359)	$(296)
Less: adjusted net income (loss) adjustments:
Income (loss) before income taxes of the international and structured finance insurance segment and eliminations	(112)	(88)	(369)	(278)
Adjustments to income before income taxes of the U.S. public finance insurance and corporate segments:
Mark-to-market gains (losses) on financial instruments(2)	30	(29)	(39)	16
Foreign exchange gains (losses)(2)	(10)	6	8	21
Net gains (losses) on sales of investments(2)	3	(1)	128	(13)
Net investment losses related to OTTI	(30)	(2)	(67)	(5)
Net gains (losses) on extinguishment of debt	—	—	(1)	3
Other net realized gains (losses)	—	—	(2)	(2)
Adjusted net income adjustment to the (provision) benefit for income tax(3)	(29)	1	—	—

Adjusted net income (loss)	$(95)	$106	$(17)	$(38)

Adjusted net income (loss) per diluted common share	$(1.25)	$1.20	$(0.21)	$(0.42)

Gain (loss) related to our U.S. public finance insurance segment VIE consolidations included in adjusted net income (loss)	(17)	—	—	—

Gain (loss) related to our U.S. public finance insurance segment VIE consolidations per diluted common share included in adjusted net income (loss) per diluted common share	(0.22)	—	—	—

(1)	A non-GAAP measure; please see Explanation of non-GAAP Financial Measures.
(2)	Reported within “Net gains (losses) on financial instruments at fair value and foreign exchange” on the Company’s consolidated statements of operations.
(3)	Reported within “Provision (benefit) for income taxes” on the Company’s consolidated statements of operations.

COMPONENTS OF BOOK VALUE PER SHARE

	As of December 31, 2019	As of December 31, 2018
Reported Book Value per Share	$10.40	$12.46

Management’s book value per share adjustments:

Remove negative book value of MBIA Corp.	(16.81)	(10.93)
Remove net unrealized gains (losses) on available-for-sale securities included in other comprehensive income (loss)	1.29	(0.46)
Include net unearned premium revenue in excess of expected losses	3.46	3.53

Shares outstanding in millions	79.4	89.8

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis

(Dollars in millions)

National Public Finance Guarantee Corporation

	December 31, 2019	December 31, 2018
Policyholders’ surplus	$1,891	$1,998
Contingency reserves	485	522

Statutory capital	2,376	2,520

Unearned premiums	411	496
Present value of installment premiums (1)	139	150

Premium resources (2)	550	646

Net loss and loss adjustment expense reserves (1)	(169)	71
Salvage reserves (1)	789	607

Gross loss and loss adjustment expense reserves	620	678

Total claims-paying resources	$3,546	$3,844

Net debt service outstanding	$90,792	$108,032
Capital ratio (3)	38:1	43:1
Claims-paying ratio (4)	26:1	28:1

MBIA Insurance Corporation
	December 31, 2019	December 31, 2018
Policyholders’ surplus	$282	$356
Contingency reserves	194	199

Statutory capital	476	555

Unearned premiums	93	109
Present value of installment premiums (5) (7)	92	139

Premium resources (2)	185	248

Net loss and loss adjustment expense reserves (5)	(669)	(865)
Salvage reserves (5) (6)	1,247	1,402

Gross loss and loss adjustment expense reserves	578	537

Total claims-paying resources	$1,239	$1,340

Net debt service outstanding	$13,250	$15,832
Capital ratio (3)	28:1	29:1
Claims-paying ratio (4)	11:1	12:1

(1)	Calculated using discount rates of 3.64% and 3.67% as of December 31, 2019 and 2018, respectively.
(2)	Includes financial guarantee and insured credit derivative related premiums.
(3)	Net debt service outstanding divided by statutory capital.
(4)

Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present value of installment premiums (after-tax), net loss and loss adjustment expense reserves and salvage reserves.

(5)	Calculated using discount rates of 5.21% and 5.17% as of December 31, 2019 and 2018, respectively.
(6)	This amount primarily consists of expected recoveries related to the Company’s excess spread, put-backs and CDOs.
(7)	Based on the Company’s estimate of the remaining life for its insured exposures.